Exhibit 6.2

Standard Form of Agreement Between Owner and Contractor where the basis of payment is a Stipulated Sum

AGREEMENT made as of the 30                    day of June
in the year 2016
(in words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status, address and other information)

Rebuild Miami • Edgewater, LLC, a Florida Limited Liability
1700 Ne 2nd Ave
Miami, Florida 33132

and the Contractor:
(Name, legal status, address and other information)

Rebuild Miami, LLC, a Florida Limited Liability Company
5101 Collins Avenue
Miami Beach, FL 33140

for the following Project:
(Name, location and detailed description)

MIAMIVIB
1700 Ne 2 Avenue, Miami, FL 33132

The Architect:
(Name, legal status, address and other information)

RGE Consulting Services, Inc.
11401 S.W. 40th Street, Suite 245
Miami, FL 33165

The Owner and Contractor agree as follows.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

AIA Document A201™–2007, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	1

TABLE OF ARTICLES

1	THE CONTRACT DOCUMENTS	2

2	THE WORK OF THIS CONTRACT	2

3	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION	2

4	CONTRACT SUM	3

5	PAYMENTS	4

6	DISPUTE RESOLUTION	6

7	TERMINATION OR SUSPENSION	7

8	MISCELLANEOUS PROVISIONS	7

9	ENUMERATION OF CONTRACT DOCUMENTS	8

10	INSURANCE AND BONDS	9

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement, all of which form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than a Modification, appears in Article 9.

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except as specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 3.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.
(Insert the date of commencement if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

January 1, 2017

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	2

If, prior to the commencement of the Work, the Owner requires time to file mortgages and other security interests, the Owner’s time requirement shall be as follows:

N/A

§ 3.2 The Contract Time shall be measured from the date of commencement.

§ 3.3 The Contractor shall achieve Substantial Completion of the entire Work not later than
four hundred and five                             (405) days from the date of commencement, or as follows:
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. If appropriate, insert requirements for earlier Substantial Completion of certain portions of the Work.)

Portion of the Work	Substantial Completion Date
Foundation	4/1/2107
Walls	6/1/2017
Roof	9/1/2017
Glazing	12/01/17
Interiors	1/01/2018
Finish

, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to achieve Substantial Completion on time or for bonus payments for early completion of the Work.)

ARTICLE 4 CONTRACT SUM

§ 4.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum shall be
Twenty three million seven hundred twenty-eight thousand five hundred and 00/100                             Dollars ($23,728,500.00   ), subject to additions and deductions as provided in the Contract Documents.

§ 4.2 The Contract Sum is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:
(State the numbers or other identification of accepted alternates. If the bidding or proposal documents permit the Owner to accept other alternates subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when that amount expires.)

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	3

§ 4.3 Unit prices, if any:
(Identify and state the unit price; state quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price per Unit ($0.00)
N/A

§ 4.4 Allowances included in the Contract Sum, if any:
(Identify allowance and state exclusions, if any, from the allowance price.)

Item	Price ($0.00)

ARTICLE 5 PAYMENTS

§ 5.1 PROGRESS PAYMENTS

§ 5.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

§ 5.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

§ 5.1.3 Provided that an Application for Payment is received by the Architect not later than the                    day of a month, the Owner shall make payment of the certified amount to the Contractor not later than the                    day of the (same) (follomonth. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than                                       (          ) days after the Architect receives the Application for Payment.
(Federal, state or local laws may require payment within a certain period of time.)

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	4

§ 5.1.4 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

§ 5.1.5 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

§ 5.1.6 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1	Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of percent ( %). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201™–2007, General Conditions of the Contract for Construction;

.2	Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of percent ( %);

.3	Subtract the aggregate of previous payments made by the Owner; and

.4	Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201–2007.

§ 5.1.7 The progress payment amount determined in accordance with Section 5.1.6 shall be further modified under the following circumstances:

.1	Add, upon Substantial Completion of the Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less such amounts as the Architect shall determine for incomplete Work, retainage applicable to such work and unsettled claims; and
(Section 9.8.5 of AIA Document A201–2007 requires release of applicable retainage upon Substantial Completion of Work with consent of surety, if any.)

.2	Add, if final completion of the Work is thereafter materially delayed through no fault of the Contractor, any additional amounts payable in accordance with Section 9.10.3 of AIA Document A201–2007.

§ 5.1.8 Reduction or limitation of retainage, if any, shall be as follows:
(If it is intended, prior to Substantial Completion of the entire Work, to reduce or limit the retainage resulting from the percentages inserted in Sections 5.1.6.1 and 5.1.6.2 above, and this is not explained elsewhere in the Contract Documents, insert here provisions for such reduction or limitation.)

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	5

§ 5.1.9 Except with the Owner’s prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 5.2 FINAL PAYMENT

§ 5.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when

.1	the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201–2007, and to satisfy other requirements, if any, which extend beyond final payment; and

.2	a final Certificate for Payment has been issued by the Architect.

§ 5.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

ARTICLE 6 DISPUTE RESOLUTION

§ 6.1 INITIAL DECISION MAKER

The Architect will serve as Initial Decision Maker pursuant to Section 15.2 of AIA Document A201–2007, unless the parties appoint below another individual, not a party to this Agreement, to serve as Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)

§ 6.2 BINDING DISPUTE RESOLUTION

For any Claim subject to, but not resolved by, mediation pursuant to Section 15.3 of AIA Document A201–2007, the method of binding dispute resolution shall be as follows:
(Check the appropriate box. If the Owner and Contractor do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	6

☐	Arbitration pursuant to Section 15.4 of AIA Document A201–2007

☒	Litigation in a court of competent jurisdiction

☐	Other: (Specify)

ARTICLE 7 TERMINATION OR SuSPENSION

§ 7.1 The Contract may be terminated by the Owner or the Contractor as provided in Article 14 of AIA Document A201–2007.

§ 7.2 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2007.

ARTICLE 8 MISCELLANEOUS

§ 8.1 Where reference is made in this Agreement to a provision of AIA Document A201–2007 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§ 8.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)

Eight (8%) percent per annum.

§ 8.3 The Owner’s representative:
(Name, address and other information)
Luis Rosas
11401 S.W. 40th Street, Suite 245
Miami, FL 33165

§ 8.4 The Contractor’s representative:
(Name, address and other information)
Richard Meruelo
5101 Collins Ave
Miami Beach, FL 33140

§ 8.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days written notice to the other party.

§ 8.6 Other provisions:

Contractor includes all plans and permitting.

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	7

ARTICLE 9 ENUMERATION OF CONTRACT DOCUMENTS

§ 9.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated in the sections below.

§ 9.1.1 The Agreement is this executed AIA Document A101–2007, Standard Form of Agreement Between Owner and Contractor.

§ 9.1.2 The General Conditions are AIA Document A201–2007, General Conditions of the Contract for Construction.

§ 9.1.3 The Supplementary and other Conditions of the Contract:

Document	Title	Date	Pages

§ 9.1.4 The Specifications:
(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Per the Best Western Hotel standard specs for the VIB Brand.

Section	Title	Date	Pages

§ 9.1.5 The Drawings:
(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

The City of Miami approved set

Number	Title	Date

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	8

§ 9.1.6 The Addenda, if any:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 9.

§ 9.1.7 Additional documents, if any, forming part of the Contract Documents:

.1	AIA Document E201™–2007, Digital Data Protocol Exhibit, if completed by the parties, or the following:

.2	Other documents, if any, listed below:
(List here any additional documents that are intended to form part of the Contract Documents. AIA Document A201–2007 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

ARTICLE 10 INSURANCE AND BONDS

The Contractor shall purchase and maintain insurance and provide bonds as set forth in Article 11 of AIA Document A201–2007.
(State bonding requirements, if any, and limits of liability for insurance required in Article 11 of AIA Document A201–2007.)

Type of Insurance or Bond	Limit of Liability or Bond Amount ($0.00)
Insurance	2,000,000

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	9

This Agreement entered into as of the day and year first written above.

OWNER (Signature)	CONTRACTOR (Signature)

Anthony Meruelo	Richard Meruelo
(Printed name and title)	(Printed name and title)

Init. /	AIA Document A101TM – 2007. Copyright © 1915, 1916, 1925, 1937, 1951, 1958, 1961, 1963, 1967, 1974, 1977, 1987, 1991, 1997 and 2007 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was created on 07/01/2016 16:53:09 under the terms of AIA Documents-on-DemandTM order no. 2009334656, and is not for resale. This document is licensed by the American Institute of Architects for one-time use only, and may not be reproduced prior to its completion.	10